Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

HBIO Securities Corp. (United States)

Harvard Apparatus FSC, Inc. (U.S. Virgin Islands)
Warner Instruments LLC (United States)
Union Biometrica, Inc. (United States)
Harvard Apparatus, Ltd. (United Kingdom)

Harvard Apparatus, SARL (France)
Biochrom Ltd. (United Kingdom)
Scie-Plas Ltd. (United Kingdom)

Asys Hitech GmbH (Austria)
Hugo Sachs Elektronik Harvard Apparatus GmbH (Germany)
Union Biometrica GmbH (Germany)

Union Biometrica NV (Belgium)
Ealing Scientific Ltd. Canada (doing business as Harvard Apparatus, Canada) (Canada)

Genomic Solutions, Inc. (United States)

Cartesian Technology, Inc. (United States)

Genomic Solutions, Ltd. (United Kingdom)

Genomic Solutions KK (Japan)

Genomic Solutions Canada Inc. (United States)

Genomic Solutions (CDN), Inc. (Canada)

Genomics Solutions Acquisitions Ltd. (doing business as BioRobotics) (United Kingdom)

Walden Precision Apparatus (United Kingdom)

Hoefer, Inc. (United States)